 Merger of YIT and Lemminkäinen  June 19, 2017      yitgroup.com

 Disclaimer  2  Important informationThis presentation has been prepared by, and the information contained herein (unless otherwise indicated) has been provided by YIT Corporation (“YIT”) and Lemminkäinen Corporation (“Lemminkäinen”). By attending the meeting where this presentation is made, or by reading the presentation slides, you agree to be bound by the following limitations. This presentation is being furnished to you solely for your information on a confidential basis and may not be reproduced, redistributed or passed on, in whole or in part, to any other person. This presentation does not constitute a notice to an extraordinary general meeting or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed statutory absorption merger of Lemminkäinen into YIT (the “Merger”) should be made solely on the basis of information to be contained in the actual notices to the extraordinary general meeting of YIT and Lemminkäinen, as applicable, and the merger prospectus related to the Merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about YIT, Lemminkäinen, their respective subsidiaries, their respective securities and the Merger. The distribution of this presentation may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa or Japan. 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No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither YIT nor Lemminkäinen, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this presentation or its contents or otherwise arising in connection with the presentation. Each person must rely on their own examination and analysis of YIT, Lemminkäinen, their respective subsidiaries, their respective securities and the Merger, including the merits and risks involved. This presentation includes “forward-looking statements.” These statements may not be based on historical facts, but are statements about future expectations. When used in this presentation, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to YIT, Lemminkäinen, the Merger or the combination of the business operations of YIT and Lemminkäinen identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this presentation, including wherever this presentation include information on the future results, plans and expectations with regard to the combined company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither YIT nor Lemminkäinen, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this presentation. The combined financial information is presented for illustrative purposes only. The combined income statement information has been calculated assuming the activities had been included in one entity from the beginning of each period. The preliminary revenue, adjusted operating profit and operating profit of the combined company have been calculated as a sum of combined financial information for the twelve months ended 31 December 2016. The combined financial information is based on a hypothetical situation and should not be viewed as pro forma financial information. This presentation includes estimates relating to the cost synergy benefits expected to arise from the Merger and the combination of the business operations of YIT and Lemminkäinen, which have been prepared by YIT and Lemminkäinen and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of YIT and Lemminkäinen on the combined company’s business, financial condition and results of operations. The assumptions relating to the estimated cost synergy are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the Merger and the combination of the business operations of YIT and Lemminkäinen, if any, to differ materially from the estimates in this presentation. Further, there can be no certainty that the Merger will be completed in the manner and timeframe described in this presentation, or at all. Notice to Lemminkäinen Corporation Shareholders in the United States  The YIT Corporation shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.  YIT Corporation and Lemminkäinen Corporation are Finnish companies and the issuance of YIT Corporation shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included on this presentation may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen Corporation to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT Corporation and Lemminkäinen Corporation are located in non-U.S. jurisdictions, and some or all of YIT Corporation's and Lemminkäinen Corporation's officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen Corporation may not be able to sue YIT Corporation or Lemminkäinen Corporation or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT Corporation or Lemminkäinen Corporation to subject themselves to the jurisdiction or judgment of a U.S. court.  Lemminkäinen Corporation's shareholders should be aware that YIT Corporation may purchase Lemminkäinen Corporation's shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

Agenda today


M

Today's speakers

- **Matti Vuoria**
  Chairman of the Board, YIT Corporation
- **Berndt Brunow**
  Chairman of the Board,
  Lemminkäinen Corporation
- **Kari Kauniskangas**
  President and CEO, YIT Corporation

Questions and answers

3

Lemminkäinen YIT

 Summary of the merger  4  1

Summary of the merger

Structure	• The combination would be completed via an all-share absorption merger whereby Lemminkäinen would be merged into YIT • Issuance of new YIT shares as merger consideration to Lemminkäinen's existing shareholders results in a post-transaction ownership of 60% of the combined company for YIT's shareholders and 40% for Lemminkäinen's shareholders (assuming none of Lemminkäinen shareholders demands redemption of his/her shares)
Decision-making	• Merger plan and combination agreement between the parties (signed by YIT's and Lemminkäinen's BoD on June 19) • The final decision on the merger is made by the extraordinary general meetings (EGM; 2/3 majority) of both companies • Prospectus to be published before the EGMs
Corporate Governance	• Proposed Board of Directors: 4 x YIT and 4 x Lemminkäinen • Proposed CEO: Kari Kauniskangas (YIT) and CFO: Ilkka Salonen (Lemminkäinen) • The rest of the management group of the combined entity will include current representatives of both YIT and Lemminkäinen (TBA) • Appointments conditional on the successful completion of the merger
Deal certainty	• Voting undertakings from the largest shareholders of both companies representing approximately 20% of shares and votes in YIT and approximately 64% of shares and votes in Lemminkäinen • Final decision on the merger to be made in EGMs later in the Autumn
Valuation consideration	• The shareholders of Lemminkäinen will receive 3.6146 new YIT shares for each share in Lemminkäinen as the merger consideration whereby the shareholders of Lemminkäinen will receive 40% ownership in the combined company (assuming no redemption of opposing shareholders) • Based on the volume weighted average share prices of YIT and Lemminkäinen during the last three months YIT's shareholders would receive 67.1% and Lemminkäinen's shareholders would receive 32.9% of the combined entity
Timing	• Announcement on Monday, June 19 • Targeted publication of prospectus in late August • Planned date for YIT's and Lemminkäinen's EGMs is Tuesday, September 12 • Closing on either November 1, 2017 or January 1, 2018, as possible

5

Lemminkäinen YIT

 Merger of YIT and Lemminkäinen  6  2

   Target to become together a leading urban developer in Northern Europe  YIT’s and Lemminkäinen’s recent years in brief   7  Improving profitability   Speeding up growth  Seeking growth         Focus on cash flow and strengthening balance sheet  Seeking growth   Focus on stronger balance sheet and operational efficiency  Turnaround  2013  2017  2014  Partial demerger

Deal rationale

1 | Strong platform for growth

- Target to become a leader in urban development
- More balanced business portfolio (Infra, Housing, Business Premises, Partnership Properties)
- Wider geographical presence in several economic regions

2 | Synergies and improved competitiveness

- Good references and wide pool of professional people
- Potential for profitability improvement
- Wider opportunities for specialization and scale

3 | Improved financial position and reduced risk profile

- Counter cyclicality of businesses and geographies
- Lower financing costs
- Lower dependency on investment demand

4 | Enhanced investment case

- Significant market value, good liquidity of the share
- Balanced and improved risk profile
- Growing dividend expectation

8

Lemminkäinen YIT

 Current owners of YIT  Post transaction structure  100%  All assets, liabilities and businesses (merger)  YIT  100%  Merger consideration in new YIT shares  Current owners of Lemminkäinen  60%  Combined YIT & Lemminkäinen  40%  Transaction  Current owners of Lemminkäinen  Current owners of YIT      3.6146 new YIT shares   60%  40%  Transaction overview  9  Lemminkäinen  The transaction would be executed as an absorption merger whereby Lemminkäinen is merged into YIT and thereafter dissolved  3.6146 new YIT shares would be issued for each share in Lemminkäinen as merger consideration to the shareholders of Lemminkäinen in exchange for all assets, liabilities and businesses of Lemminkäinen  After the transaction the current shareholders of YIT would own 60% of the combined entity whereas the current shareholders of Lemminkäinen would own 40% (assuming no redemption of opposing shareholders)

Combined portfolio 2016

Geographic revenue split, 2016* (EURm)


YIT
Lemminkäinen
Infrastructure construction and Paving: 552
Building construction incl. housing: 581
Infrastructure construction and Paving: 377
Business premises, Housing and Infra: 1,316
Paving and Building construction: 55
Housing: 269
Infrastructure construction and Paving: 117
Business premises and Housing: 199

Illustrative combined revenue splits 2016*


Geographic split*
Baltics, CEE and others
Russia
Scandinavia
Finland
Operational split*
Paving and maintenance
Housing
Infra projects
Business premises
Business logic splits*
Own based
Contracting-based
Real estate development
New contracting
Residential development
Maintenance, renovation and paving

* Preliminary combined high level illustrative estimates for the geographical, operational and business logic splits reflect the external and internal reporting of YIT and Lemminkäinen prepared under both POC and IFRS principles for the year 2016. Illustrative high level estimates of splits presented are based on a hypothetical situation and are not intended to project the revenue split of the Combined entity in the future. The illustrative information should not be viewed as pro forma information.

10

Lemminkäinen YIT

 Combined income statement information (IFRS)  11  IFRS   1–12/2016      1.1 - 31.3.2017      EUR million  Combined  YIT  Lemminkäinen  Combined  YIT  Lemminkäinen  Revenue  3,361.0  1,678.3  1,682.7  692,5  452,2  240,3  Operating profit  85.2  17.7  67.6  -28,1  4,7  -32,9  Operating profit %  2.5%  1.1%  4.0%  -4,1%  1,0%  -13,7 %  Adjusted operating profit  89.7  44.7  45.1  -24,7  4,7  -29,5  Adjusted operating profit %1  2.7%  2.7%  2.7%  -3,6%  1,0%  -12,3 %  The combined illustrative financial information is presented for illustrative purposes only and they should not be regarded as pro forma financial information. The combined illustrative income statement information and key figures are presented as if the business operations would have been in the same Group starting from the beginning of the year 2016.1) Adjustments in the Combined adjusted operating profit are based on YIT’s and Lemminkäinen’s published financial statement information.

Synergy potential



	Description
Short-term synergies	• One top management • Combined premises and external facility services • IT expenses • Insurances, audit costs and other savings from being one listed entity
Operational synergies	• Skillful pool of professionals ensuring future growth and sustainable urban development • Unified operations and functions in overlapping areas • New opportunities within the broadened international organization • Best practices from both sides, harmonized processes and tools • Scalable solutions in digitalization • Higher volume of international sourcing

Full EBIT improvement potential per annum
EUR 40 million

12

Lemminkäinen YIT

 Business cyclicality  Risk aversion of creditors   Economic uncertainty  Unbalanced capacity       Housing Russia  Housing & RED  Contracting  Profitability in EBIT  Time  NATURE OF BUSINESSES  Finland  Russia  CEE  MARKETS & ECONOMIC CYCLES  Scandinavia  Economic cycle  Need for stability over economic cycles  13  CURRENT CHALLENGES

 Group StrategyUrban development boosts the growth of balanced business portfolio  14                Urban development  BUSINESS PREMISES  INFRASTRUCTURE  HOUSING  PARTNERSHIPPROPERTIES          Project development  Execution  Ownership & services    Aspects of Urban development

 Preliminary financial targets  15  Long-term financial target  Target level  ROCE  >12 %  Dividend per share  Growing annually  Equity ratio  >40 %  Cash flow  Positive afterdividend payout  To be specified, when merger is completed and management team starts operation    Helsinki Central LibraryHelsinki, Finland

 Corporate governance and schedule  16  3

The combined company

Nominees for the Board of Directors

Board of Directors

Matti Vuoria YIT (Chairman)	**Berndt Brunow** Lemminkäinen (Vice Chairman)	**Erkki Järvinen** YIT	**Harri-Pekka Kaukonen** Lemminkäinen
Inka Mero YIT	**Juhani Mäkinen** Lemminkäinen	**Kristina Pentti-von Walzel** Lemminkäinen	**Tiina Tuomela** YIT

Management

Kari Kauniskangas President and CEO	**Ilkka Salonen** CFO

17

Post transaction ownership base (based on shareholders on May 31)

Shareholder	Shares	%-of total shares
1 Varma Mutual Pension Insurance Company	15,945,976	7.6 %
2 PNT Group Oy	15,296,799	7.2 %
3 Pentti Heikki Oskari Estate	8,146,217	3.9 %
4 OP funds	5,125,392	2.4 %
5 Forstén Noora Eva Johanna	5,115,530	2.4 %
6 Herlin Antti	4,710,180	2.2 %
7 Pentti Lauri Olli Samuel	4,198,846	2.0 %
8 Elo Mutual Pension Insurance Company	3,549,055	1.7 %
9 Ilmarinen Mutual Pension Insurance Company	3,192,535	1.5 %
10 Fideles Oy	3,188,800	1.5 %
11 The State Pension Fund	2,975,000	1.4 %
12 Vimpu Intressenter Ab	2,873,607	1.4 %
13 Danske Invest funds	2,821,025	1.3 %
14 Pentti-von Walzel Anna Eva Kristina	2,749,192	1.3 %
15 Pentti-Kortman Eva Katarina	2,715,410	1.3 %
16 Etera Mutual Pension Insurance Company	2,662,224	1.3 %
17 Pentti Timo Kaarle Kristian	2,368,575	1.1 %
18 Mariatorp Oy	2,349,490	1.1 %
19 Wipunen varainhallinta oy	2,349,490	1.1 %
20 Mandatum Life Unit-Linked	2,100,557	1.0 %
Top 20 total	94,433,900	44.7 %
Nominee registered	40,090,483	19.0 %
Other	76,575,470	36.3 %
Total shares	**211,099,853**	**100.0 %**

Assumptions

- The post transaction shareholders of the combined entity are calculated based on the latest shareholder information and a conversion ratio of 3.6146 YIT shares for each Lemminkäinen share
- As a result of the conversion, the current shareholders of YIT (excluding shares owned by YIT Corporation) would own 60% and the current shareholders of Lemminkäinen (excluding shares owned by Lemminkäinen Corporation) would own 40% of the combined entity assuming none of Lemminkäinen shareholders demands redemption of his/her shares

18

Lemminkäinen YIT

   Timetable  19    June 19  Announcement    End of August  2017  Planned publication of merger prospectus    September 12  Planned date of YIT and Lemminkäinen EGMs    November 1 / Beginning of 2018  On or about first trading date following the completion: Expected first trading day of the new shares in YIT issued to Lemminkäinen’s shareholders

 Questions and answers  20  4    Ranta-TampellaTampere, Finland

 Appendix  5  21

New business model – More out of urban development


KEY ACTIONS
Step A
• Group development unit
• Plot factory
Step B
• Partnership Properties segment
• Improved risk tolerance
Step C
• Residential services
• Renovation services
• Data for value creation
More ideas
More projects
More investment capacity
More stable cashflow
Wider portfolio of development projects
Faster turnover of plot portfolio
Ownership and quarterly reporting
Long-term customerships
NEW APPROACH

Lemminkäinen YIT

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